Exhibit 10.4

THIRD AMENDMENT TO OEM LICENSE AGREEMENT

This Third Amendment to the OEM License Agreement (hereinafter referred to as the “Third Amendment”), effective as of December 1st, 2015, by and between THERMOANALYTICS, INC. (the “Company”) located at 23440 Airpark Boulevard, Calumet, Michigan 49913 and EXA CORPORATION, located at 55 Network Drive, Burlington, Massachusetts 01803 (the “Licensee”) (jointly referred to as the “Parties”; each separately as a “Party”), amends the OEM Licensee Agreement between the parties dated October 26th, 2006 (the “Agreement”) as previously amended on June 10, 2011 (the “First Amendment”) and February 1st, 2013 (the “Second Amendment”).

Except to the extent defined in this Third Amendment, the capitalized terms used herein are defined in the Agreement. Except as set forth in this Third Amendment, the Agreement as previously amended shall remain in full force and effect. In the event that there is a conflict between any provision of the Agreement and this Third Amendment, the conflicting terms set forth in this Third Amendment shall govern.

In consideration of the ongoing obligations set forth in the Agreement and the mutual covenants set forth in this Amendment, the Parties agree as follows:

1.	EXHIBIT C: The discount schedule table is replaced in its entirety as follows:

Total Annual Revenues	Discount from List Price
Up to $**	**%
$** to $**	**%
Over $**	**%

2.	EXHIBIT C1 is replaced in its entirety as follows:

EXHIBIT C1

Nominal List Prices for PowerTHERM Products

Product	Nominal List Price
Annual Floating Client Application	$**
Annual Floating Client + Solver + Solids + Multigrid	$**
Annual Floating Parallel	$**
Annual Floating Unlimited Parallel	$**
Annual Floating Thermal Comfort	$**
Annual Floating Battery Cell	$**

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on March 21, 2016.

3.	EXHIBIT F is replaced in its entirety as follows:

EXHIBIT F TO OEM LICENSE AGREEMENT

Company grants Licensee the right to market and sell Company’s Software Products and Product EUSS (Extended Update and Support Service) in the territories listed below:

Territory	Company Products
Japan	TAITherm, TAIThermIR, Solids, Multigrid, Parallel, Human Thermal, Battery and other related Modules

In Japan, Licensee is the exclusive distributor and may choose to market and sell the Derivative Product, PowerTHERM, instead of TAITherm.

If Licensee sells a multi-continent Company Product license, the standard discounted license fee may be reduced. Company will set the reduced percentage based on expected Software Product usage by customer location. Company and Licensee may review this percentage annually to adjust the percentage based on the prior year’s Company Product usage.

It is understood by the Parties that Section 2.3 of the agreement “Certain Restrictions on Commercial Sale of Licenses” does not apply to sales within territories covered by this Exhibit F.

Company may terminate the sales and marketing of Company Products covered by this Exhibit F in a territory with written notice to Licensee. Company will provide three (3) years written notice to Licensee before termination of a territory. During the termination period, Licensee may continue to sell Company Products and Product EUSS in the territory.

EACH OF COMPANY AND LICENSEE ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH IN THIS THIRD AMENDMENT, UNDERSTANDS ALL TERMS AND CONDITIONS CONTAINED THEREIN, AND AGREES TO BE BOUND THEREBY.

THERMOANALYTICS, INC.	EXA CORPORATION

BY: /s/ Craig Makens	BY: /s/ Richard F. Gilbody

NAME: Craig Makens	NAME: Richard F. Gilbody

TITLE: Vice President	TITLE: Chief Financial Officer

PHONE: 906-482-9560	PHONE: 781-564-0220